FBL Financial Group, Inc.	Exhibit 3(i)(f)

ARTICLES OF AMENDMENT

OF

FBL FINANCIAL GROUP, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 1006 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendment(s) to the Corporation’s Articles of Incorporation.

1.	The name of the corporation is FBL Financial Group, Inc.

2.	Article VII is amended and restated in its entirety to read as follows:

ARTICLE VII

PERSONAL LIABILITY OF DIRECTORS

A director of this Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law. No amendments to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of said Director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of Directors for monetary damages to the Corporation or its shareholders, then the liability of a Director of this Corporation shall be automatically eliminated or limited to the full extent then permitted without further action of the Corporation or its Board of Directors. The Directors of this Corporation have agreed to serve and assume the duties of Directors in reliance upon the provisions of this Article.

Article VIII is amended and restated in its entirety to read as follows:

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS

Each individual who is or was a Director of the Corporation (and the heirs, executors, personal representatives of administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. An Indemnitee shall be indemnified by the Corporation for any action taken, or failure to take any action, as a director, except liability for (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Corporation or is shareholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. This Article shall prevail over any inconsistent bylaw or resolution adopted by the Corporation.

3.	The date of adoption of the amendment was May 14, 2003.

4.	The amendment was approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of votes of each voting group indisputably represented at the meeting is as follows:

DESIGNATION OF GROUP	SHARES OUTSTANDING	VOTES ENTITLED TO BE CAST ON AMENDMENT	VOTES REPRESENTED AT MEETING
Class A Common Stock; Series B Preferred Stock, and Series C Preferred Stock	35,048,537	40,048,537	38,278,607

Class B Common Stock	1,192,990	1,192,990	1,183,590

5A.	The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

2

FBL Financial Group, Inc.	Exhibit 3(i)(f)

VOTING GROUP	VOTES FOR	VOTES AGAINST

Class A Common Stock; Series B Preferred Stock, and Series C Preferred Stock	38,119,423	134,858

Class B Common Stock	1,183,590	0

The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

FBL FINANCIAL GROUP, INC.

/s/ WILLIAM J. ODDY
William J. Oddy, Chief Executive Officer

Date: May 14, 2003

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